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                                                                    EXHIBIT 8.14


                              TERMINATION AGREEMENT

         This Termination Agreement made as of this 20th day of May, 1998 between COMPRESSENT CORPORATION ("COMPRESSENT") and CALL NOW, INC. ("CALL NOW").

         WHEREAS, on or about February 2, 1998 the parties entered into a Loan Agreement under which Call Now could lend certain amounts to Compressent (the "Agreement"); and

         WHEREAS, the Agreement was entered into primarily to facilitate a proposed acquisition by Compressent; and

         WHEREAS, the proposed acquisition has not been consummated, the parties have agreed to terminate such Agreement on the terms set forth herein.

         NOW, THEREFORE, the parties agree as follows:

         1. The Agreement is hereby terminated by mutual consent of the parties. The Stock Purchase Warrant issued to Call Now in connection with the Agreement is hereby cancelled.

         2. Call Now hereby releases Compressent from the Commitment Fee and all other payments due to Call Now under the Agreement. Compressent hereby releases all rights under the Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written by their respective officers thereunto duly authorized.

                                    COMPRESSENT CORPORATION


                                    By: /s/
                                       --------------------------------
                                        Chairman

                                    CALL NOW, INC.


                                    By: /s/
                                       --------------------------------
                                        Chairman